Exhibit 15.3
PRICEWATERHOUSECOOPERS
PricewaterhouseCoopers Panamá
PricewaterhouseCoopers, S.A.
Ave. Samuel Lewis y Calle 55 E,
Apartado 0819-05710
El Dorado, Panamá R.P.
Teléfono (507) 206-9200
Fax (507) 264-5627

Consent of Independent Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 No. 333-142898 of Bancolombia S.A. of our report dated June 28, 2008 relating to the financial statements of Banagrícola, S.A. and its subsidiaries as of December 31, 2007 and for the year then ended, which appears in this Form 20-F filed, before the Securities and Exchange Commission “SEC” on June 30, 2009, as amended by this Amendment No. 1 filed with the SEC on July 24, 2009.
/s/ PricewaterhouseCoopers, S.A.
July 24, 2009
Panama, Republic of Panama